Exhibit 4

EXECUTION COPY

INVACARE HOLDINGS CORPORATION

WARRANT AGREEMENT

THIS WARRANT AGREEMENT (this “Agreement”) is dated this September 15, 2023 by and between Invacare Holdings Corporation, a Delaware corporation (the “Company”), and Azurite Management LLC, an Ohio limited liability company (the “Warrant Holder”).

W I T N E S S E T H

WHEREAS, in exchange for the Warrant Holder’s direct and/or indirect investment in the Company as of May 5, 2023 (the “Effective Date”), the Company desires to issue to the Warrant Holder a warrant (the “Warrant”) to purchase an aggregate of 2,756,884 shares of the Company’s common stock (“Common Stock”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Warrant. The Company hereby grants the Warrant to the Warrant Holder at an exercise price per share equal to $1.72 per share (the “Exercise Price”). The Warrant shall vest and become exercisable annually on each anniversary of the Effective Date in equal one-third (1/3) installments and shall become fully vested and exercisable on the third anniversary of the Effective Date. Notwithstanding the foregoing, vesting of the Warrant shall accelerate, and the Warrant shall become fully vested, on the first date that the Fair Market Value (as defined in Section 2.3) of one share of Common Stock reaches $2.47 per share. The vested portion of the Warrant shall be exercisable in whole or in part at any time until 5:00 p.m. EST on the tenth anniversary of the Effective Date (the “Expiration Date”).

2. Exercise of Warrant.

2.1 Exercise. The Warrant may be exercised by the Warrant Holder, in whole or in part, by delivering the Notice of Exercise purchase form, attached as Exhibit A hereto (the “Notice of Exercise”), duly executed by the Warrant Holder to the Company at its principal office, or at such other office as the Company may designate, accompanied by payment, in cash or by wire transfer payable to the order of the Company, of the amount obtained by multiplying the number of shares of Common Stock subject to the Warrant (“Shares”) designated in the Notice of Exercise by the Exercise Price (the “Purchase Price”). The Purchase Price may also be paid, in whole or in part, by delivery of such purchase form and of shares of Common Stock owned by the Warrant Holder having a Fair Market Value on the last business day ending on the day immediately prior to the Exercise Date (as defined below) equal to the portion of the aggregate Exercise Price being paid in such shares. In addition, subject to the approval of the Company in its discretion, the Warrant may be exercised, pursuant to a cashless exercise by providing irrevocable instructions to the Company, through delivery of the Notice of Exercise with an appropriate reference to this Section 2.1 to issue the number of Shares equal to the product of (a) the number of Shares as to which the Warrant is being exercised multiplied by (b) a fraction, the numerator of which is the Fair Market Value of one share of the Common Stock on the last business day preceding the Exercise Date less the Exercise Price therefor and the denominator of which is such Fair Market Value. For purposes hereof, “Exercise Date” shall mean the date on which all deliveries required to be made to the Company upon exercise of the Warrant pursuant to this Section 2.1 shall have been made.

2.2 Issuance of Certificates. As soon as practicable after the proper exercise of the Warrant (in whole or in part) in accordance with Section 2.1 hereof, the Company, at its expense, shall cause to be issued in the name of and delivered to the Warrant Holder (i) a certificate or certificates for the number of fully-paid and non-assessable Shares to which the Warrant Holder shall be entitled upon such proper exercise and (if applicable) (ii) a new warrant agreement of like tenor to purchase all of the Shares that may be purchased pursuant to the portion, if any, of the Warrant not exercised by the Warrant Holder. The Warrant Holder shall for all purposes be deemed to have become the holder of record of such Shares on the date on which the Notice of Exercise and payment of the Purchase Price in accordance with Section 3.1 hereof were delivered and made, respectively, irrespective of the date of delivery of such certificate or certificates, except that if the date of such delivery, notice and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of record of such Shares at the close of business on the next succeeding date on which the stock transfer books are open.

2.3 Fair Market Value. The term “Fair Market Value” of a share of Common Stock means: (a) if there is a regular public trading market for the Common Stock, as of any given date, (i) the price of the Common Stock on the composite transaction tape of the NASDAQ Global Select Market as of the close of the regular business hours of the NASDAQ Global Select Market, without regard to after-hours trading that may hereinafter be commenced on such exchange, on the most recent date for which such closing price is available, or (ii) if the Common Stock is not listed on the NASDAQ Global Select Market, the analogous closing price on any other established securities exchange or national market system on which the Common Stock is listed, or (b) if there is no regular public trading market for the Common Stock, the “Fair Market Value” of a share of Common Stock shall be determined in good faith by the Board.

3. Adjustments.

3.1 Stock Splits, Stock Dividends and Combinations. If the Company at any time subdivides the outstanding shares of the Common Stock or issues a stock dividend (in Common Stock) on the outstanding shares of the Common Stock, the Exercise Price in effect immediately prior to such subdivision or the issuance of such stock dividend shall be proportionately decreased, and the number of Shares subject hereto shall be proportionately increased, and if the Company at any time combines (by reverse stock split or otherwise) the outstanding shares of Common Stock, the Exercise Price in effect immediately prior to such combination shall be proportionately increased, and the number of Shares subject hereto shall be proportionately decreased, effective at the close of business on the date of such subdivision, stock dividend or combination, as the case may be.

3.2 Merger or Consolidation. In the case of any consolidation of the Company with, or merger of the Company with or into another entity (other than a consolidation or merger which does not result in any reclassification or change of the outstanding capital stock of the Company), the entity formed by such consolidation or merger shall execute and deliver to the Warrant Holder a supplemental warrant agreement providing that the Warrant Holder of the Warrant then outstanding or to be outstanding shall have the right thereafter (until the expiration of such Warrant) to receive, upon exercise of such Warrant, the kind and amount of shares of capital stock and other securities and property receivable upon such consolidation or merger by a holder of the number of Shares for which such Warrant might have been exercised immediately prior to such consolidation or merger. Such supplemental warrant agreement shall provide for adjustments which shall be identical to the adjustments provided in Section 3.1 hereof. This Section 3.2 shall similarly apply to successive consolidations or mergers.

4. Transferability. Shares issued upon the exercise of the Warrants, may not be sold, pledged, hypothecated, transferred or assigned, in whole or in part, unless a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and under any applicable state securities laws, is effective therefor or, an exemption from such registration is then available, and an opinion of counsel, acceptable to the Company and to the transfer agent or warrant agent, if any, has been rendered stating that such sale, pledge, hypothecation, transfer or assignment will not violate the Securities Act or any other

United States federal or state securities laws, and in the case of a sale by a person who is not a U.S. Person, was made in compliance with Regulation S. Hedging, transactions involving Shares may not be conducted unless in compliance with the Securities Act. Except as otherwise set forth in the foregoing, the Warrant and any rights under this Agreement with respect to such Shares shall not be transferrable.

5. No Fractional Shares. Any adjustment in the number of Shares purchasable hereunder shall be rounded to the nearest whole share.

6. Investment Representations. The Warrant Holder agrees and acknowledges that it is acquiring the Warrant and will be acquiring the Shares for his own account and not with a view to any resale or distribution other than in accordance with Federal and state securities laws. The Warrant Holder is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated Securities Act. The Warrant Holder acknowledges that he has had the opportunity to review this Agreement and the Company’s filings with the Securities and Exchange Commission (the “SEC Reports”) and the risk factors contained therein and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the exercise of the Warrants and the merits and risks of investing in the exercised Shares underlying the Warrants; (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. The Warrant Holder acknowledges and agrees that neither the Company nor any affiliate of the Company has provided the Warrant Holder with any information or advice with respect to the Warrant nor is such information or advice necessary or desired. Except as otherwise expressly provided in this Agreement, neither the Company nor any affiliate of the Company has made or makes any representation as to the Company or the quality of the securities issued and issuable hereunder.

7. Covenants as to the Shares. The Company covenants and agrees that the shares of Common Stock issuable upon exercise of the Warrant, will, upon issuance following payment in accordance with the terms hereof, be duly and validly issued and outstanding, fully-paid and non-assessable, with no personal liability attaching to the ownership thereof. The Company further covenants and agrees that the Company will at all times have authorized and reserved a sufficient number of shares of Common Stock to provide for the exercise of the rights represented under this Agreement. The Company will pay all documentary stamp taxes attributable to the initial issuance of Shares upon the exercise of the Warrant; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue of any certificates for Shares in a name other than that of the Warrant Holder, and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

8. Rights Applicable to the Warrant Shares. The parties hereby acknowledge and agree that the Shares, when issued in accordance with the terms hereof, shall be entitled to all of the same rights and privileges provided to the Company’s Common Stock.

9. Dividends and Other Distributions. In the event that the Company shall, at any time prior to the exercise of all Warrants, declare a dividend (other than a dividend consisting solely of shares of Common Stock) or otherwise distribute to its holders of Common Stock any assets, properties, rights, evidence of indebtedness, securities (other than shares of Common Stock), whether issued by the Company or by another, or any other thing of value, the Warrant Holder shall thereafter be entitled, in addition to the shares of Common Stock or other securities and property receivable upon the proper exercise thereof, to receive, upon the exercise of such Warrant, the same assets, property, rights, evidences of indebtedness, securities or any other thing of value that the Warrant Holder would have been entitled to receive at the time of such dividend or distribution as if the Warrant had been exercised immediately prior to such dividend or distribution. At the time of any such dividend or distribution, the Company shall make (and maintain) appropriate reserves to ensure the timely performance of the provisions of this Section 9.

10. Miscellaneous.

10.1 Waivers and Amendments. This Agreement or any provisions hereof may be changed, waived, discharged or terminated only by a statement in writing signed by the Company and by the Warrant Holder.

10.2 Taxes. Neither the Company nor any affiliate, nor any of its officers, directors, employees, or agents, shall be held liable for any applicable costs, taxes, or penalties associated with the Warrants (except as otherwise expressly set forth in Section 7 of this Agreement).

10.3 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

10.4 Interpretation. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

10.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given when delivered by hand or by facsimile transmission, when telexed, or upon receipt when mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice)

i.	If to Company:

Invacare Holdings Corporation
One Invacare Way
Elyria, Ohio 44035
Attn: Anthony C. LaPlaca, Secretary

ii.	If to Warrant Holder:

Azurite Management LLC
25101 Chagrin Blvd., Suite 350
Beachwood, OH 44022
Attn: Steven H. Rosen, Manager

10.6 Headings. The headings in this Agreement are for convenience of reference only, and shall not limit or otherwise affect the terms hereof.

10.7 Closing of Books. The Company will at no time close its transfer books against the transfer of any Shares issued or issuable upon the exercise of the Warrant in a manner that interferes with the timely exercise of the Warrant.

10.8 No Rights or Liabilities as a Stockholder. This Agreement shall not entitle the Warrant Holder hereof to any voting rights or other rights as a stockholder of the Company with respect to the Shares prior to the exercise of the Warrant. No provision of this Agreement, in the absence of affirmative action by the Warrant Holder to purchase the Shares, and no mere enumeration herein of the rights or privileges of the Warrant Holder, shall give rise to any liability of such Holder for the Exercise Price or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

10.9 Successors. All the covenants and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and transferees.

10.10 Severability. If any provision of this Agreement shall be held to be invalid and unenforceable, such invalidity or unenforceability shall not affect any other provision of this Agreement.

10.11 Survival. All warranties and representations (as of the date such warranties and representations were made) made herein or in any certificate or other instrument delivered by it or on its behalf under this Agreement shall be considered to have been relied upon by the parties hereto and shall survive the issuance of the Warrants. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties; provided however that no party may assign this Agreement or the obligations and rights of such party hereunder without the prior written consent of the other parties hereto.

10.12 Entire Agreement. The Agreement, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

10.13 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

INVACARE HOLDINGS CORPORATION

By:	/s/ Geoffrey P. Purtill
Geoffrey P. Purtill
President and Chief Executive Officer

AZURITE MANAGEMENT, LLC

/s/ Steven H. Rosen
By: Steven H. Rosen, Manager

EXHIBIT A

NOTICE OF EXERCISE

(To be signed only on exercise of Warrant)

Dated:

To: Invacare Holdings Corporation

The undersigned, pursuant to the provisions set forth in the attached Warrant Agreement, hereby irrevocably elects to:

☐ purchase [     ] shares of Common Stock covered by such Warrant Agreement and herewith makes a cash payment of [$     ], representing the full purchase price of $1.72 per share as provided for in such Warrant Agreement.

☐ purchase [   ] shares of Common Stock covered by such Warrant Agreement and herewith delivers [   ] shares of Common Stock having a Fair Market Value as of the last trading day preceding the date hereof of [$     ], representing the full purchase price of $1.72 per share as provided for in such Warrant Agreement.

☐ subject to the Company’s written approval, acquire in a cashless exercise [   ] shares of Common Stock pursuant to the terms of Section 2 of such Warrant Agreement.

Please issue a certificate or certificates representing such shares of Common Stock in the name of the undersigned or in such other name as is specified below.

Signature:

Name (print):

Title (if applicable):

Company (if applicable):